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                            [WEBLINK WIRELESS LOGO]

                   WEBLINK WIRELESS RECEIVES NOTICE OF LAWSUIT


DALLAS - PR Newswire March 16, 2001 - WebLink Wireless, Inc. (Nasdaq: WLNK) reported today that according to a press release issued by plaintiffs' counsel three lawsuits have been filed against WebLink and one of its officers in the United States District Court for the Northern District of Texas, Dallas Division (Civil Action Nos. 3:01CV0498L) and other courts. The plaintiffs reportedly seek class certification and damages based on alleged violations of the U.S. federal securities laws in connection with the Company's disclosure during the period from December 29, 2000 through February 20, 2001.

Weblink has not yet received the formal complaints in these lawsuits. However, based on the description of the claims contained in the plaintiffs' press release, WebLink believes that the claims are unfounded and that the lawsuits are wholly without merit. WebLink intends to defend itself vigorously.

WebLink Wireless Inc. is a leader in the wireless data industry, providing wireless email, wireless instant messaging, information on demand and traditional paging services throughout the United States. The company's nationwide 2-way network is the largest of its kind reaching approximately 90 percent of the U.S. population, and through a strategic partnership, extends into Canada. The Dallas-based company, which serves more than 2 million customers, recorded total revenues of $290 million for the year ended Dec. 31, 2000. For more information, visit the website at www.weblinkwireless.com.

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This press release includes forward-looking statements that involve risks and uncertainties that are detailed from time to time in the SEC filings of WebLink Wireless, Inc. including its most recent annual report on Form 10-K and any subsequently filed reports on Form 10-Q and Form 8-K. Actual results may differ materially from those projected due to increased competition, pricing pressures, delays in new service introductions, delays in the introduction of new subscriber devices, regulatory issues and other business factors. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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CONTACTS:
INVESTORS:                                MEDIA:
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Kelly Prentiss                            Eric Van Steenburg
WebLink Wireless                          WebLink Wireless
(214) 765-3874                            (214) 765-3937
kprentiss@weblinkwireless.com             ericv@weblinkwireless.com
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